Exhibit 99.1

For Immediate Release January 31, 2013 Listed: TSX, NYSE	Symbol: POT

PotashCorp Reports Fourth-Quarter Earnings of $0.48 per Share

Key Performance and Outlook Highlights

•	Fourth-quarter earnings of $0.48 per share[1]

•	Full-year 2012 earnings of $2.37 per share

•	Record full-year nitrogen gross margin of $978 million

•	Earnings guidance of $0.50-$0.65 per share for first-quarter 2013; $2.75-$3.25 per share for full year

Saskatoon, Saskatchewan – Potash Corporation of Saskatchewan Inc. (PotashCorp) today reported fourth-quarter earnings of $0.48 per share ($421 million), which compared to $0.78 per share ($683 million) in the same period last year. Full-year earnings for 2012 of $2.37 per share ($2.1 billion) trailed the $3.51 per share ($3.1 billion) earned in 2011. Our results included a $41 million ($0.04 per share) provision for the settlement of antitrust claims in the US recorded in the fourth quarter, and a $341 million ($0.39 per share) non-cash impairment charge related to our investment in Sinofert Holdings Limited (Sinofert) in China recorded in the second quarter.

With lower contributions from all three nutrients, gross margin declined to $0.6 billion from the $0.9 billion generated in the fourth quarter of 2011. This result brought our full-year gross margin to $3.4 billion, which compared to $4.3 billion earned in the previous year. Adjusted earnings before finance costs, income taxes and depreciation and amortization2 (adjusted EBITDA) totaled $0.7 billion for the quarter and $3.9 billion for the year, with both amounts trailing those of the comparative periods. Cash provided by operating activities of $0.9 billion was flat with the previous year’s fourth quarter and raised our 2012 total to $3.2 billion, the second-highest annual result in our history.

Our offshore investments in Arab Potash Company (APC) in Jordan, Israel Chemicals Ltd. (ICL) in Israel and Sociedad Quimica y Minera de Chile S.A. (SQM) in Chile contributed $94 million to earnings in the fourth quarter. For the full year, contributions from these investments – and a dividend from Sinofert – reached a record $412 million. The market value of our investments in these publicly traded companies was approximately $9.1 billion, or $10 per PotashCorp share at market close on January 30, 2013.

“Our fourth-quarter results were adversely affected by weaker performance in all three nutrients as global fertilizer markets paused in the absence of significant immediate needs and amid lack of direction, particularly in phosphate and potash,” said PotashCorp President and Chief Executive Officer Bill Doyle. “Despite these temporary challenges, we operated with a consistent approach – temporarily slowing potash production and leveraging our diversified product mix in our other nutrients – to best position our company for the expected rebound in fertilizer demand in 2013.”

Market Conditions

The typical late-season slowdown in global potash demand was more pronounced in the quarter as buyers awaited clarity on contract settlements before committing to fully engage in procuring new supply. The impact on North American potash producers was most evident in shipments to offshore markets, which declined by 43 percent in the fourth quarter of 2012 from the same period last year. In contrast to this weakness, fourth-quarter domestic shipments from North American producers outpaced those of the previous year by 38 percent as dealers continued to respond to the immediate needs of farmers capitalizing on favorable crop economics and an extended fall fertilizer application season. Despite the relative strength of this market, limited global purchasing caused prices to move lower through the quarter.

Phosphate demand was affected by similar global trends. Fourth-quarter US producer sales of solid phosphate to the North American market reached the highest level of any quarter in 2012 – 33 percent above the same period last year. However, this strength was offset by weak demand in offshore markets, primarily India, which led to lower prices for most phosphate fertilizer products.

In nitrogen, strong industrial and agricultural demand for ammonia, combined with global supply challenges that limited the amount of product available for trade, supported prices through much of the quarter. While prices for urea remained above 2011 levels for most of the year, a significant rise in imports into the US market and a surge in Chinese exports during the fourth quarter resulted in a weakening of prices relative to the comparative period last year.

Potash

With reduced shipments to offshore customers and lower realized prices, fourth-quarter potash gross margin of $281 million trailed the $486 million earned in the same period of 2011. Although full-year gross margin of $2.0 billion represented the third-highest total in our history, weaker sales volumes were primarily responsible for it falling below the $2.7 billion generated in the previous year.

Total fourth-quarter potash sales volumes declined to 1.3 million tonnes, down 17 percent from the same period the previous year. In North America, distributors purchased to meet immediate farmer demand, which pushed North American sales volumes to 0.6 million tonnes – 39 percent above the fourth quarter of 2011. This strength was more than offset by a decline in offshore sales volumes. The absence of Canpotex3 contract shipments to China and India, along with the deferral of demand in other markets, pushed our fourth-quarter offshore sales volumes down to 0.7 million tonnes (37 percent below fourth-quarter 2011). Latin American (32 percent) and other Asian (58 percent) markets represented the majority of shipments from Canpotex.

Our fourth-quarter average realized potash price was $387 per tonne, which compared to $431 per tonne in the same period of 2011. This decline reflected heightened competitive pressure in most major spot markets, as well as the impact of higher per-tonne costs for Canpotex’s fixed transportation and distribution expenses that were allocated over fewer tonnes.

In response to market conditions, we reduced fourth-quarter production to 1.8 million tonnes from 2.2 million tonnes in the closing quarter of 2011. The combination of fewer tonnes produced, a rise in costs associated with product from Esterhazy and a greater percentage of production coming from higher-cost facilities negatively impacted potash cost of goods sold on a per-tonne basis.

Phosphate

Fourth-quarter phosphate gross margin of $99 million was below the $163 million in the comparative period of 2011. This was largely attributable to a decline in contributions from fertilizer products, which generated $54 million, while feed and industrial product lines remained relatively strong and added $41 million in the quarter. For the year, gross margin was $469 million, which trailed the $648 million generated in 2011, mainly due to reduced volumes and lower realized fertilizer prices.

Fourth-quarter sales volumes fell to 0.8 million tonnes compared to 0.9 million tonnes in the same period last year, as temporary production constraints at Aurora caused by challenging mining conditions primarily impacted saleable tonnage of fertilizer products.

Average realized phosphate prices for the quarter were $577 per tonne, down from $631 per tonne in the fourth quarter of 2011, as prices for solid and liquid fertilizers declined as a result of weaker demand. This drop was tempered by comparatively stable feed and industrial realizations.

Per-tonne cost of goods sold for the quarter remained relatively flat compared to the same period last year as higher ammonia and rock costs were largely offset by lower sulfur costs.

Nitrogen

Although fourth-quarter nitrogen gross margin of $206 million was below the $241 million generated in the same period the previous year, it raised our 2012 total to a record $978 million. For the quarter, our Trinidad operations contributed $127 million in gross margin and our US operations added $79 million.

Fourth-quarter nitrogen sales volumes of 1.1 million tonnes were flat compared to the same period in 2011. The loss of production at our Trinidad facility due to interruptions in natural gas supply limited product available for sale and resulted in full-year sales volumes of 4.8 million tonnes trailing the 5.0 million tonnes sold last year.

A combination of strong demand and supply challenges in key producing regions resulted in higher realized ammonia prices for the quarter compared to the same period of 2011. While this environment supported higher prices for nitrogen products through most of 2012, fourth-quarter prices softened for downstream products. As a result, our average realized price of $453 per tonne in the fourth quarter declined slightly from the closing quarter of 2011.

The total average cost of natural gas included in production for the fourth quarter of 2012, including our hedge position, was $7.01 per MMBtu, an increase from $6.35 in the same period the previous year. This was primarily the result of higher Trinidad gas costs related to increasing Tampa ammonia prices – the primary benchmark to which those gas costs are indexed.

Financial

We recognized a $41 million charge during the quarter – included in other expenses – for a provision related to a settlement of antitrust claims filed in the US. These claims – which were completely without merit but would have resulted in a multi-year effort in time and significant cost to defend – were settled on January 30, 2013 for $43.75 million, to avoid an unnecessary distraction from the production of potash and serving the needs of our customers.

Provincial mining and other taxes were $18 million for the fourth quarter, up from the same period in 2011 when our tax expense was minimized by higher accruals recognized earlier in the year relative to our expected expense by year-end. Income taxes in the fourth quarter were down $134 million from 2011 due to lower earnings, particularly in potash.

Capital-related cash expenditures, primarily associated with our potash expansion projects, totaled $628 million in the fourth quarter, bringing our 2012 total to $2.1 billion. Total anticipated spending on these projects is now more than 80 percent complete.

General Outlook

Agriculture is inherently an unpredictable business – from variability in weather and growing conditions to government policy changes that can affect the decisions of farmers. This reality returned to the forefront in 2012, as crop production challenges pushed prices for corn and soybeans to record highs. These rising prices created an expectation that a surge in fertilizer demand – especially for phosphate and potash – was imminent, but this failed to consider that our business is tied to growing seasons and does not necessarily move in lockstep with the rise and fall of commodity prices. As we enter 2013, farmers in many parts of the world are only now preparing for their opportunity to help meet the global need for grains and capitalize on higher crop prices. Given the importance of crop nutrients to yields and the affordability of fertilizer as a percentage of crop revenue, we believe demand is poised for a rebound.

Potash Market Outlook

Increased demand is beginning to take hold in most major potash markets. We believe buyer confidence has been bolstered by the recent settlement of new contracts with China, leading many that had temporarily delayed or stopped purchasing to re-engage. We expect demand to accelerate in 2013 and anticipate global potash shipments for the year to be between 55 million and 57 million tonnes, well above the approximately 51 million tonnes shipped in 2012.

In North America, demand is expected to be strong entering the spring planting season. Supportive economics and the expectation of large planted acreage are anticipated to result in significant demand at the farm level. While dry conditions in certain regions could potentially weaken demand, we forecast 2013 shipments to this market at approximately 9.5 million tonnes. With limited inventory positioned in advance of the season, we anticipate that our ability to keep pace with just-in-time orders will be a competitive advantage in this market.

Latin America is expected to remain a region of strength, with 2013 demand poised to surpass last year’s robust levels. In contrast to its slow start in 2012, Brazil is buying early in the year – in part to reduce the pressure of expected record volumes on its limited port capabilities during peak import periods. For the year, we anticipate demand in Latin America will reach approximately 10 million tonnes, and expect to be well positioned to serve this market through Canpotex and our New Brunswick facility.

After delaying new contracts for seaborne deliveries during the second half of 2012, China began to secure them late in the year. By mid-January, it had settled with all major potash suppliers for delivery during the first half of 2013 – including record volumes committed with Canpotex. While these large commitments will help meet China’s significant potash requirements, we anticipate its internal needs will grow in 2013 as it works to improve lagging crop yields. We expect its demand will be in the range of 11-11.5 million tonnes for 2013, with between 6.5 million and 7.0 million tonnes coming from imports.

We believe the challenges that affected Indian potash demand during 2012 – including high retail prices due to fertilizer subsidy reductions, weakened currency and fiscal uncertainty – are unlikely to improve meaningfully in 2013, but anticipate shipments to this market will surpass the depressed levels of last year. With limited inventory to draw from and the potential for improved affordability at the farm level acting as a catalyst, we anticipate India will need to begin securing new supply during the first quarter of 2013 and forecast full-year demand will be in the range of 3.5-4.5 million tonnes. While this would reflect an increase in potassium applications from recent levels, the agronomic risk of under-application continues to present a major barrier to improving yields in the long term.

In other Asian countries – those outside of China and India – we anticipate the consumption strength that was masked by destocking efforts in 2012 will support demand growth. Fueled by a need to meet the demands of the region’s potassium-intensive crops, activity in this market has begun to accelerate. We forecast shipments for the year to approximate 8.5 million tonnes.

Financial Outlook

In this environment, we estimate our 2013 potash segment gross margin will be in the range of $1.9-$2.4 billion, with shipments forecast between 8.5 million and 9.2 million tonnes. While strengthened global demand is expected to translate into improved sales volumes, our gross margin guidance reflects lower prices in spot and contract markets compared to 2012 levels.

We forecast 2013 operational capability of 12.4 million tonnes before the impact of market-related downtime. This total reflects available new capacity from our expansion program as well as the loss of tonnage from Esterhazy following the completion of our tolling agreement with The Mosaic Company (Mosaic). The reversion of this tonnage to Mosaic will temporarily reduce our share of 2013 Canpotex shipments, but we are positioned to complete a Canpotex allocation run for our Cory expansion during the first half of the year that is expected to partially offset this loss. Our guidance includes a successful completion of this run during the first half, and it accounts for approximately 0.2 million tonnes of our second-half sales volumes assumptions.

Given our expected operational capability for 2013 and our stated sales volumes guidance, we see the need for additional market-related downtime at our facilities during the year. Based on union notifications to date, we anticipate 17 shutdown weeks in the first quarter. Despite this downtime, we expect our full-year cost of goods sold to benefit from higher operating rates as well as the absence of higher-cost tonnes from Esterhazy.

In phosphate, the expectation of strong demand for fertilizer products in the North American market is likely to be offset by the continued depression in Indian requirements and result in weaker fertilizer margins than we captured in 2012. Feed and industrial demand is forecast to remain relatively strong and margins are anticipated to be near those generated last year.

Although the historically high nitrogen prices experienced in 2012 are likely to ease, we anticipate that strong agricultural and industrial demand will keep margins at supportive levels. Our ammonia plant restart at Geismar, expected to add approximately 0.5 million tonnes of ammonia capacity, is now anticipated to have significant production available for sale beginning in March of this year. We believe these tonnes could help us achieve another record gross margin year in this nutrient.

In this environment, we forecast our combined phosphate and nitrogen gross margin for 2013 to be in the range of $1.5 billion to $1.7 billion.

Income from offshore investments by way of dividends and share of equity earnings is expected to approximate $320-$380 million in 2013, while selling and administrative expenses are forecast to be between $240 million and $260 million. We anticipate finance costs of $100-$130 million.

Capital expenditures for the year – excluding capitalized interest and major maintenance and repair – are expected to be approximately $1.5 billion, with a significant portion of this total related to our remaining potash expansion projects at New Brunswick and Rocanville. Included in this estimate is approximately $500 million of sustaining capital.

With reduced capital spending anticipated in potash, which impacts the calculation of the Saskatchewan potash production tax, we expect provincial mining and other taxes to be higher than 2012 levels and approximate 11-13 percent of total potash gross margin. Our 2013 annual effective tax rate is forecast to be 25-27 percent.

Based on these factors, PotashCorp forecasts first-quarter net income per share in the range of $0.50-$0.65 and between $2.75 and $3.25 per share for the full year.

Conclusion

“The only certainties in agriculture are that the world depends on farmers for food and that increased production is required to meet the demands of a growing population,” said Doyle. “We recognize that ebbs and flows in fertilizer demand will always be part of our business, but we believe the factors that limited demand this past year – destocking and deferred purchases – will begin to drive an even greater need for our products in 2013 and beyond. We believe our approach to managing and developing our assets has PotashCorp well positioned for improved performance as we move forward.”

Notes

1. All references to per-share amounts pertain to diluted net income per share.

2. See reconciliation and description of non-IFRS measures in the attached section titled “Selected Non-IFRS Financial Measures and Reconciliations.”

3. Canpotex Limited (Canpotex), the offshore marketing company for Saskatchewan potash producers.

Potash Corporation of Saskatchewan Inc. is the world’s largest fertilizer enterprise by capacity producing the three primary plant nutrients and a leading supplier to three distinct market categories: agriculture, with the largest capacity in the world in potash, third largest in each of nitrogen and phosphate; animal nutrition, with the world’s largest capacity in phosphate feed ingredients; and industrial chemicals, as the largest global producer of industrial nitrogen products and the world’s largest capacity for production of purified industrial phosphoric acid. PotashCorp’s common shares are listed on the Toronto Stock Exchange and the New York Stock Exchange.

For further information please contact:

Investors Denita Stann Vice President, Investor and Public Relations Phone: (306) 933-8521 Fax: (306) 933-8844 Email: ir@potashcorp.com	Media Bill Johnson Senior Director, Public Affairs Phone: (306) 933-8849 Fax: (306) 933-8844 Email: pr@potashcorp.com

Web Site: www.potashcorp.com

This release contains forward-looking statements or forward-looking information (forward-looking statements). These statements can be identified by expressions of belief, expectation or intention, as well as those statements that are not historical fact. These statements are based on certain factors and assumptions including foreign exchange rates, expected growth, results of operations, performance, business prospects and opportunities and effective tax rates. While the company considers these factors and assumptions to be reasonable based on information currently available, they may prove to be incorrect. Several factors could cause actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to: variations from our assumptions with respect to foreign exchange rates, expected growth, results of operations, performance, business prospects and opportunities, and effective tax rates; fluctuations in supply and demand in the fertilizer, sulfur, transportation and petrochemical markets; costs and availability of transportation and distribution for our raw materials and products, including railcars and ocean freight; changes in competitive pressures, including pricing pressures; adverse or uncertain economic conditions and changes in credit and financial markets; the results of sales contract negotiations within major markets; economic and political uncertainty around the world, timing and impact of capital expenditures; risks associated with natural gas and other hedging activities; changes in capital markets and corresponding effects on the company’s investments; unexpected or adverse weather conditions; changes in currency and exchange rates; unexpected geological or environmental conditions, including water inflows; imprecision in reserve estimates; adverse developments in new and pending legal proceedings or government investigations; acquisitions we may undertake; strikes or other forms of work stoppage or slowdowns; changes in and the effects of, government policies and regulations; security risks related to our information technology systems; and earnings, exchange rates and the decisions of taxing authorities, all of which could affect our effective tax rates. Additional risks and uncertainties can be found in our Form 10-K for the fiscal year ended December 31, 2011 under the captions “Forward-Looking Statements” and “Item 1A – Risk Factors” and in our other filings with the US Securities and Exchange Commission and the Canadian provincial securities commissions. Forward-looking statements are given only as at the date of this release and the company disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

PotashCorp will host a Conference Call on Thursday, January 31, 2013 at 1:00 pm Eastern Time.

Telephone Conference:	Dial-in numbers:
	–	From Canada and the US:	1-877-881-1303
	–	From Elsewhere:	1-412-902-6510

Live Webcast:	Visit www.potashcorp.com
	–	Webcast participants can submit questions to management online from their audio player pop-up window.

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Financial Position

(in millions of US dollars except share amounts)

(unaudited)

As at	December 31, 2012	December 31, 2011

Assets
Current assets
Cash and cash equivalents	$562	$430
Receivables	1,089	1,195
Inventories	762	731
Prepaid expenses and other current assets	83	52
	2,496	2,408
Non-current assets
Property, plant and equipment	11,505	9,922
Investments in equity-accounted investees	1,254	1,187
Available-for-sale investments (Note 2)	2,481	2,265
Other assets	344	360
Intangible assets	126	115
Total Assets	$18,206	$16,257

Liabilities
Current liabilities
Short-term debt and current portion of long-term debt	$615	$832
Payables and accrued charges	1,188	1,295
Current portion of derivative instrument liabilities	51	67
	1,854	2,194
Non-current liabilities
Long-term debt	3,466	3,705
Derivative instrument liabilities	167	204
Deferred income tax liabilities	1,482	1,052
Pension and other post-retirement benefit liabilities	569	552
Asset retirement obligations and accrued environmental costs	645	615
Other non-current liabilities and deferred credits	111	88
Total Liabilities	8,294	8,410

Shareholders’ Equity
Share capital	1,543	1,483
Unlimited authorization of common shares without par value; issued and outstanding 864,900,513 and 858,702,991 at December 31, 2012 and 2011, respectively
Contributed surplus	299	291
Accumulated other comprehensive income	1,399	816
Retained earnings	6,671	5,257
Total Shareholders’ Equity	9,912	7,847
Total Liabilities and Shareholders’ Equity	$18,206	$16,257

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Income

(in millions of US dollars except per-share amounts)

(unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31
	2012	2011	2012	2011

Sales (Note 3)	$1,642	$1,865	$7,927	$8,715
Freight, transportation and distribution	(113)	(86)	(494)	(496)
Cost of goods sold	(943)	(889)	(4,023)	(3,933)
Gross Margin	586	890	3,410	4,286
Selling and administrative expenses	(53)	(41)	(219)	(217)
Provincial mining and other taxes	(18)	—	(180)	(147)
Share of earnings of equity-accounted investees	58	76	278	261
Dividend income	38	42	144	136
Impairment of available-for-sale investment (Note 2)	—	—	(341)	—
Other expenses (Note 4)	(52)	(3)	(73)	(13)
Operating Income	559	964	3,019	4,306
Finance costs	(25)	(34)	(114)	(159)
Income Before Income Taxes	534	930	2,905	4,147
Income taxes (Note 5)	(113)	(247)	(826)	(1,066)
Net Income	$421	$683	$2,079	$3,081

Net Income per Share (Note 6)
Basic	$0.49	$0.80	$2.42	$3.60
Diluted	$0.48	$0.78	$2.37	$3.51

Dividends Declared per Share	$0.21	$0.07	$0.70	$0.28

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Comprehensive Income

(in millions of US dollars)

(unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31
(Net of related income taxes)	2012	2011	2012	2011

Net Income	$421	$683	$2,079	$3,081
Other comprehensive income (loss)
Net increase (decrease) in net unrealized gain on available-for-sale investments (1)	47	(230)	216	(1,581)
Reclassification to income of unrealized loss on impaired available-for-sale investment (Note 2)	—	—	341	—
Net actuarial gain (loss) on defined benefit plans (2)	22	(11)	(62)	(136)
Net loss on derivatives designated as cash flow hedges (3)	(4)	(20)	(20)	(38)
Reclassification to income of net loss on cash flow hedges (4)	14	9	50	47
Other	(2)	(1)	(4)	(6)
Other Comprehensive Income (Loss)	77	(253)	521	(1,714)
Comprehensive Income	$498	$430	$2,600	$1,367

(1)	Available-for-sale investments are comprised of shares in Israel Chemicals Ltd. and Sinofert Holdings Limited.

(2)	Net of income taxes of $(17) (2011 — $4) for the three months ended December 31, 2012 and $31 (2011 — $75) for the twelve months ended December 31, 2012.

(3)

Cash flow hedges are comprised of natural gas derivative instruments and are net of income taxes of $(4) (2011 — $13) for the three months ended December 31, 2012 and $7 (2011 — $24) for the twelve months ended December 31, 2012.

(4)	Net of income taxes of $(8) (2011 — $(6)) for the three months ended December 31, 2012 and $(32) (2011 — $(29)) for the twelve months ended December 31, 2012.

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statement of Changes in Equity

(in millions of US dollars)

(unaudited)

			Accumulated Other Comprehensive Income
	Share Capital	Contributed Surplus	Net unrealized gain on available- for-sale investments	Net loss on derivatives designated as cash flow hedges	Net actuarial loss on defined benefit plans(1)	Other	Total Accumulated Other Comprehensive Income	Retained Earnings	Total Equity

Balance — December 31, 2011	$1,483	$291	$982	$(168)	$—	$2	$816	$5,257	$7,847
Net income	—	—	—	—	—	—	—	2,079	2,079
Other comprehensive income (loss)	—	—	557	30	(62)	(4)	521	—	521
Dividends declared	—	—	—	—	—	—	—	(603)	(603)
Effect of share-based compensation including issuance of common shares	47	8	—	—	—	—	—	—	55
Shares issued for dividend reinvestment plan	13	—	—	—	—	—	—	—	13
Transfer of net actuarial loss on defined benefit plans	—	—	—	—	62	—	62	(62)	—
Balance — December 31, 2012	$1,543	$299	$1,539	$(138)	$—	$(2)	$1,399	$6,671	$9,912

(1)	Any amounts incurred during a period are closed out to retained earnings at each period-end. Therefore, no balance exists in the reserve at the beginning or end of period.

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Cash Flow

(in millions of US dollars)

(unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31
	2012	2011	2012	2011

Operating Activities
Net income	$421	$683	$2,079	$3,081

Adjustments to reconcile net income to cash provided by operating activities
Depreciation and amortization	144	115	578	489
Share-based compensation	3	2	24	24
Impairment of available-for-sale investment (Note 2)	—	—	341	—
Realized excess tax benefit related to share-based compensation	23	—	30	29
Provision for (recovery of) deferred income tax	26	(5)	392	337
Net distributed (undistributed) earnings of equity-accounted investees	23	(15)	(67)	(133)
Pension and other post-retirement benefits	3	9	(68)	(122)
Asset retirement obligations and accrued environmental costs	(6)	(1)	(2)	39
Other long-term liabilities and miscellaneous	18	(17)	51	(40)
Subtotal of adjustments	234	88	1,279	623

Changes in non-cash operating working capital
Receivables	272	122	188	(155)
Inventories	(70)	(132)	(7)	(146)
Prepaid expenses and other current assets	(11)	(13)	(32)	(1)
Payables and accrued charges	26	118	(282)	83
Subtotal of changes in non-cash operating working capital	217	95	(133)	(219)
Cash provided by operating activities	872	866	3,225	3,485

Investing Activities
Additions to property, plant and equipment	(628)	(653)	(2,133)	(2,176)
Other assets and intangible assets	(34)	(64)	(71)	(75)
Cash used in investing activities	(662)	(717)	(2,204)	(2,251)

Financing Activities
Repayment of long-term debt obligations	—	(7)	(2)	(607)
Proceeds from (repayment of) short-term debt obligations	41	(50)	(460)	(445)
Dividends	(174)	(60)	(467)	(208)
Issuance of common shares	24	4	40	44
Cash used in financing activities	(109)	(113)	(889)	(1,216)
Increase in Cash and Cash Equivalents	101	36	132	18
Cash and Cash Equivalents, Beginning of Period	461	394	430	412
Cash and Cash Equivalents, End of Period	$562	$430	$562	$430

Cash and cash equivalents comprised of:
Cash	$64	$46	$64	$46
Short-term investments	498	384	498	384
	$562	$430	$562	$430

Supplemental cash flow disclosure
Interest paid	$95	$65	$209	$233
Income taxes paid	$93	$208	$676	$623

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Notes to the Condensed Consolidated Financial Statements

For the Three and Twelve Months Ended December 31, 2012

(in millions of US dollars except share and percentage amounts)

(unaudited)

1. Significant Accounting Policies

With its subsidiaries, Potash Corporation of Saskatchewan Inc. (“PCS”) — together known as “PotashCorp” or “the company” except to the extent the context otherwise requires — forms an integrated fertilizer and related industrial and feed products company. The company’s accounting policies are in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board (“IFRS”). The accounting policies used in preparing these unaudited condensed consolidated financial statements are consistent with those used in the preparation of the 2011 annual consolidated financial statements.

These unaudited condensed consolidated financial statements include the accounts of PCS and its subsidiaries; however, they do not include all disclosures normally provided in annual consolidated financial statements and should be read in conjunction with the 2011 annual consolidated financial statements. The company’s 2012 annual consolidated financial statements will include additional information under IFRS in its Annual Integrated Report in February 2013.

In management’s opinion, the unaudited condensed consolidated financial statements include all adjustments necessary to present fairly such information.

2. Available-for-Sale Investments

The company assesses at the end of each reporting period whether there is objective evidence that a financial asset or group of financial assets is impaired. In the case of equity instruments classified as available-for-sale, for which unrealized gains and losses are generally recognized in other comprehensive income (“OCI”), a significant or prolonged decline in the fair value of the investment below its cost may be evidence that the asset is impaired. When objective evidence of impairment exists, the impaired amount (i.e., the unrealized loss) is recognized in net income; any subsequent reversals would be recognized in OCI and would not flow back into net income.

Changes in fair value, and related accounting, for the company’s investment in Sinofert Holdings Limited (“Sinofert”) since December 31, 2011 were as follows:

			Impact of Unrealized Loss on:
	Fair Value	Unrealized Loss	OCI and AOCI	Net Income and Retained Earnings
Balance — December 31, 2011	$ 439	$ (140)	$ (140)	$ —
Decrease in fair value	(61)	(61)	(61)	—
Balance — March 31, 2012	$ 378	$ (201)	$ (201)	$ —
Decrease in fair value prior to recognition of impairment	(140)	(140)	(140)	—
Recognition of impairment	—	—	341	(341)
Balance — June 30, 2012	$ 238	$ (341)	$ —	$ (341)
Increase in fair value	66	66	66	—
Balance — September 30, 2012	$ 304	$ (275)	$ 66	$ (341)
Increase in fair value	73	73	73	—
Balance — December 31, 2012	$ 377	$ (202)	$ 139	$ (341)

Potash Corporation of Saskatchewan Inc.

Notes to the Condensed Consolidated Financial Statements

For the Three and Twelve Months Ended December 31, 2012

(in millions of US dollars except share and percentage amounts)

(unaudited)

3. Segment Information

The company has three reportable operating segments: potash, phosphate and nitrogen. Inter-segment sales are made under terms that approximate market value. The accounting policies of the segments are the same as those described in Note 1.

	Three Months Ended December 31, 2012
	Potash	Phosphate	Nitrogen	All Others	Consolidated
Sales	$554	$542	$546	$—	$1,642
Freight, transportation and distribution	(41)	(51)	(21)	—	(113)
Net sales — third party	513	491	525	—
Cost of goods sold	(232)	(392)	(319)	—	(943)
Gross margin	281	99	206	—	586
Depreciation and amortization	(34)	(73)	(35)	(2)	(144)
Inter-segment sales	—	—	83	—	—
Cash flows for additions to property, plant and equipment	395	73	118	42	628

	Three Months Ended December 31, 2011
	Potash	Phosphate	Nitrogen	All Others	Consolidated
Sales	$718	$606	$541	$—	$1,865
Freight, transportation and distribution	(32)	(37)	(17)	—	(86)
Net sales — third party	686	569	524	—
Cost of goods sold	(200)	(406)	(283)	—	(889)
Gross margin	486	163	241	—	890
Depreciation and amortization	(30)	(48)	(35)	(2)	(115)
Inter-segment sales	—	—	54	—	—
Cash flows for additions to property, plant and equipment	479	26	143	5	653

	Twelve Months Ended December 31, 2012
	Potash	Phosphate	Nitrogen	All Others	Consolidated
Sales	$3,285	$2,292	$2,350	$—	$7,927
Freight, transportation and distribution	(206)	(191)	(97)	—	(494)
Net sales — third party	3,079	2,101	2,253	—
Cost of goods sold	(1,116)	(1,632)	(1,275)	—	(4,023)
Gross margin	1,963	469	978	—	3,410
Depreciation and amortization	(169)	(261)	(138)	(10)	(578)
Inter-segment sales	—	—	247	—	—
Cash flows for additions to property, plant and equipment	1,424	245	379	85	2,133

	Twelve Months Ended December 31, 2011
	Potash	Phosphate	Nitrogen	All Others	Consolidated
Sales	$3,983	$2,478	$2,254	$—	$8,715
Freight, transportation and distribution	(244)	(166)	(86)	—	(496)
Net sales — third party	3,739	2,312	2,168	—
Cost of goods sold	(1,017)	(1,664)	(1,252)	—	(3,933)
Gross margin	2,722	648	916	—	4,286
Depreciation and amortization	(142)	(207)	(132)	(8)	(489)
Inter-segment sales	—	—	187	—	—
Cash flows for additions to property, plant and equipment	1,717	159	260	40	2,176

Potash Corporation of Saskatchewan Inc.

Notes to the Condensed Consolidated Financial Statements

For the Three and Twelve Months Ended December 31, 2012

(in millions of US dollars except share and percentage amounts)

(unaudited)

4. Other Expenses

	Three Months Ended December 31		Twelve Months Ended December 31
	2012	2011	2012	2011
Foreign exchange gain	$(10)	$(9)	$(7)	$(7)
Legal matters	42	—	43	—
Other	20	12	37	20
	$52	$3	$73	$13

In January 2013, the company settled its eight antitrust lawsuits for a total of $44. A $41 provision was recorded at December 31, 2012 associated with this matter.

5. Income Taxes

A separate estimated average annual effective tax rate is determined for each taxing jurisdiction and applied individually to the pre-tax income of each jurisdiction.

	Three Months Ended December 31		Twelve Months Ended December 31
	2012	2011	2012	2011
Income tax expense	$113	$247	$826	$1,066
Actual effective tax rate on ordinary earnings	19%	23%	25%	26%
Actual effective tax rate including discrete items	21%	27%	28%	26%
Discrete tax adjustments that impacted the rate	$10	$29	$27	$1

Significant items to note include the following:

•	The actual effective tax rate on ordinary earnings for the fourth quarter of 2012 decreased compared to the same period last year due to a lower proportion of earnings in Canada and the US.

•	The impairment of the company’s available-for-sale investment in Sinofert is not deductible for tax purposes; this increased the 2012 actual effective tax rate including discrete items by 3 percent.

•	In 2012, a tax expense of $17 ($NIL in the fourth quarter) was recorded to adjust the 2011 tax provision to the income tax returns filed for that year.

•	In first-quarter 2011, a current tax recovery of $21 was recorded for previously paid withholding taxes.

•	In fourth-quarter 2011, a deferred tax expense of $26 was recorded to adjust amounts related to partnerships.

•	In 2011, a current tax recovery of $14 ($2 in the fourth quarter) was recorded due to income tax losses in a foreign jurisdiction.

6. Net Income Per Share

Net income per share was calculated on the following weighted average number of shares:

	Three Months Ended December 31		Twelve Months Ended December 31
	2012	2011	2012	2011
Basic	862,757,000	857,615,000	860,033,000	855,677,000
Diluted	875,959,000	875,706,000	875,907,000	876,637,000

Diluted net income per share was calculated based on the weighted average number of shares issued and outstanding during the period, incorporating the following adjustments. The denominator was: (1) increased by the total of the additional common shares that would have been issued assuming the exercise of all stock options with exercise prices at or below the average market price for the period; and (2) decreased by the number of shares that the company could have repurchased if it had used the assumed proceeds from the exercise of stock options to repurchase them on the open market at the average share price for the period. For performance-based stock option plans, the number of contingently issuable common shares included in the calculation was based on the number of shares, if any, that would be issuable if the end of the reporting period were the end of the performance period and the effect were dilutive.

Potash Corporation of Saskatchewan Inc.

Selected Financial Data

(unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31
	2012	2011	2012	2011

Potash Sales (tonnes — thousands)
Manufactured Product
North America	588	422	2,590	3,114
Offshore	729	1,159	4,640	5,932
Manufactured Product	1,317	1,581	7,230	9,046

Potash Net Sales
(US $ millions)
Sales	$554	$718	$3,285	$3,983
Freight, transportation and distribution	(41)	(32)	(206)	(244)
Net Sales	$513	$686	$3,079	$3,739

Manufactured Product
North America	$263	$217	$1,231	$1,502
Offshore	247	465	1,835	2,223
Other miscellaneous and purchased product	3	4	13	14
Net Sales	$513	$686	$3,079	$3,739

Manufactured Product
Average Realized Sales Price per MT
North America	$447	$514	$475	$482
Offshore	$339	$401	$396	$375
Average	$387	$431	$424	$412
Cost of Goods Sold per MT	$(172)	$(125)	$(152)	$(112)
Gross Margin per MT	$215	$306	$272	$300

Potash Corporation of Saskatchewan Inc.

Selected Financial Data

(unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31
	2012	2011	2012	2011

Phosphate Sales (tonnes — thousands)
Manufactured Product
Fertilizer	541	586	2,473	2,666
Feed and Industrial	297	304	1,170	1,188
Manufactured Product	838	890	3,643	3,854

Phosphate Net Sales
(US $ millions)
Sales	$542	$606	$2,292	$2,478
Freight, transportation and distribution	(51)	(37)	(191)	(166)
Net Sales	$491	$569	$2,101	$2,312

Manufactured Product
Fertilizer	$287	$360	$1,291	$1,533
Feed and Industrial	197	202	778	750
Other miscellaneous and purchased product	7	7	32	29
Net Sales	$491	$569	$2,101	$2,312

Manufactured Product
Average Realized Sales Price per MT
Fertilizer	$529	$614	$522	$575
Feed and Industrial	$663	$663	$665	$631
Average	$577	$631	$568	$592
Cost of Goods Sold per MT	$(463)	$(453)	$(444)	$(428)
Gross Margin per MT	$114	$178	$124	$164

Potash Corporation of Saskatchewan Inc.

Selected Financial Data

(unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31
	2012	2011	2012	2011

Average Natural Gas Cost in Production per MMBtu	$7.01	$6.35	$5.91	$6.13
Nitrogen Sales (tonnes — thousands)
Manufactured Product
Ammonia	395	458	1,894	1,961
Urea	235	242	1,105	1,214
Nitrogen solutions/Nitric acid/Ammonium nitrate	437	381	1,808	1,837
Manufactured Product	1,067	1,081	4,807	5,012

Fertilizer sales tonnes	274	272	1,382	1,553
Industrial/Feed sales tonnes	793	809	3,425	3,459
Manufactured Product	1,067	1,081	4,807	5,012

Nitrogen Net Sales
(US $ millions)
Sales	$546	$541	$2,350	$2,254
Freight, transportation and distribution	(21)	(17)	(97)	(86)
Net Sales	$525	$524	$2,253	$2,168

Manufactured Product
Ammonia	$264	$278	$1,058	$1,052
Urea	112	122	568	564
Nitrogen solutions/Nitric acid/Ammonium nitrate	107	99	445	445
Other miscellaneous and purchased product	42	25	182	107
Net Sales	$525	$524	$2,253	$2,168

Fertilizer net sales	$119	$123	$644	$667
Industrial/Feed net sales	364	376	1,427	1,394
Other miscellaneous and purchased product	42	25	182	107
Net Sales	$525	$524	$2,253	$2,168

Manufactured Product
Average Realized Sales Price per MT
Ammonia	$667	$607	$558	$536
Urea	$475	$502	$514	$464
Nitrogen solutions/Nitric acid/Ammonium nitrate	$247	$259	$247	$242
Average	$453	$461	$431	$411
Fertilizer average price per MT	$436	$451	$467	$430
Industrial/Feed average price per MT	$458	$464	$417	$403
Average	$453	$461	$431	$411
Cost of Goods Sold per MT	$(276)	$(252)	$(242)	$(238)
Gross Margin per MT	$177	$209	$189	$173

Potash Corporation of Saskatchewan Inc.

Selected Additional Data

(unaudited)

Exchange Rate (Cdn$/US$)

			2012	2011

December 31			0.9949	1.0170
Fourth-quarter average conversion rate			0.9875	1.0161

	Three Months Ended December 31		Twelve Months Ended December 31
	2012	2011	2012	2011

Production
Potash production (KCl Tonnes — thousands)	1,763	2,244	7,724	9,343
Potash shutdown weeks (1)	22	15	77	24
Phosphate production (P2O5 Tonnes — thousands)	504	555	1,983	2,204
Phosphate P2O5 operating rate	85%	94%	84%	93%
Nitrogen production (N Tonnes — thousands)	573	698	2,602	2,813

Shareholders
PotashCorp’s shareholder return	-6%	-4%	0%	-20%

Customers
Product tonnes involved in customer complaints as a percentage of the prior three-year average	50%	N/A	56%	N/A

Community
Taxes and royalties ($ millions) (2)	133	291	654	997

Employees
Annualized turnover rate (excluding retirements)	3%	4%	5%	4%

Safety
Total site severity injury rate (per 200,000 work hours) (3)	0.53	0.52	0.55	0.54

Environment
Environmental incidents (4)	1	3	19	14

As at			December 31, 2012	December 31, 2011

Number of employees
Potash			2,759	2,520
Phosphate			1,792	1,975
Nitrogen			788	775
Other			440	433
Total			5,779	5,703

(1)	Excludes planned routine annual maintenance shutdowns.

(2)

Taxes and royalties = current income tax expense – investment tax credits – realized excess tax benefit related to share-based compensation + potash production tax + resource surcharge + royalties + municipal taxes + other miscellaneous taxes (calculated on an accrual basis).

(3)	Total of lost-time injuries and modified work injuries (as defined in our 2011 Annual Report). Total site includes PotashCorp employees, contractors and others on site.

(4)	Total of reportable quantity releases, permit excursions and provincial reportable spills (as defined in our 2011 Annual Report).

N/A = Not applicable

Potash Corporation of Saskatchewan Inc.

Selected Non-IFRS Financial Measures and Reconciliations

(in millions of US dollars except percentage amounts)

(unaudited)

The following information is included for convenience only. Generally, a non-IFRS financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with IFRS. EBITDA, adjusted EBITDA, adjusted EBITDA margin, cash flow prior to working capital changes and free cash flow are not measures of financial performance (nor do they have standardized meanings) under IFRS. In evaluating these measures, investors should consider that the methodology applied in calculating such measures may differ among companies and analysts.

The company uses both IFRS and certain non-IFRS measures to assess performance. Management believes these non-IFRS measures provide useful supplemental information to investors in order that they may evaluate PotashCorp’s financial performance using the same measures as management. Management believes that, as a result, the investor is afforded greater transparency in assessing the financial performance of the company. These non-IFRS financial measures should not be considered as a substitute for, nor superior to, measures of financial performance prepared in accordance with IFRS.

A.   EBITDA, ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN

Set forth below is a reconciliation of “EBITDA” and “adjusted EBITDA” to net income and “adjusted EBITDA margin” to net income as a percentage of sales, the most directly comparable financial measures calculated and presented in accordance with IFRS.

	Three Months Ended December 31		Twelve Months Ended December 31
	2012	2011	2012	2011
Net income	$421	$683	$2,079	$3,081
Finance costs	25	34	114	159
Income taxes	113	247	826	1,066
Depreciation and amortization	144	115	578	489
EBITDA	$703	$1,079	$3,597	$4,795
Impairment of available-for-sale investment	—	—	341	—
Adjusted EBITDA	$703	$1,079	$3,938	$4,795

EBITDA is calculated as earnings before finance costs, income taxes and depreciation and amortization. Adjusted EBITDA is calculated as earnings before finance costs, income taxes, depreciation and amortization, certain gains and losses on disposal of assets and certain impairment charges. PotashCorp uses EBITDA and adjusted EBITDA as supplemental financial measures of its operational performance. Management believes EBITDA and adjusted EBITDA to be important measures as they exclude the effects of items which primarily reflect the impact of long-term investment and financing decisions, rather than the performance of the company’s day-to-day operations. As compared to net income according to IFRS, these measures are limited in that they do not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues. Management evaluates such items through other financial measures such as capital expenditures and cash flow provided by operating activities. The company believes that these measurements are useful to measure a company’s ability to service debt and to meet other payment obligations or as a valuation measurement.

	Three Months Ended December 31		Twelve Months Ended December 31
	2012	2011	2012	2011
Sales	$1,642	$1,865	$7,927	$8,715
Freight, transportation and distribution	(113)	(86)	(494)	(496)
Net sales	$1,529	$1,779	$7,433	$8,219

Net income as a percentage of sales	26%	37%	26%	35%
Adjusted EBITDA margin	46%	61%	53%	58%

Adjusted EBITDA margin is calculated as adjusted EBITDA divided by net sales (sales less freight, transportation and distribution). Management believes comparing the company’s operations (excluding the impact of long-term investment decisions) to net sales earned (net of costs to deliver product) is an important indicator of efficiency. In addition to the limitations given above in using adjusted EBITDA as compared to net income, adjusted EBITDA margin as compared to net income as a percentage of sales is also limited in that freight, transportation and distribution costs are incurred and valued independently of sales; adjusted EBITDA also includes earnings from equity investees whose sales are not included in consolidated sales. Management evaluates these items individually on the consolidated statements of income.

Potash Corporation of Saskatchewan Inc.

Selected Non-IFRS Financial Measures and Reconciliations

(in millions of US dollars)

(unaudited)

B.   CASH FLOW

Set forth below is a reconciliation of “cash flow prior to working capital changes” and “free cash flow” to cash provided by operating activities, the most directly comparable financial measure calculated and presented in accordance with IFRS.

	Three Months Ended December 31		Twelve Months Ended December 31
	2012	2011	2012	2011
Cash flow prior to working capital changes	$655	$771	$3,358	$3,704
Changes in non-cash operating working capital
Receivables	272	122	188	(155)
Inventories	(70)	(132)	(7)	(146)
Prepaid expenses and other current assets	(11)	(13)	(32)	(1)
Payables and accrued charges	26	118	(282)	83
Changes in non-cash operating working capital	217	95	(133)	(219)
Cash provided by operating activities	$872	$866	$3,225	$3,485
Additions to property, plant and equipment	(628)	(653)	(2,133)	(2,176)
Other assets and intangible assets	(34)	(64)	(71)	(75)
Changes in non-cash operating working capital	(217)	(95)	133	219
Free cash flow	$(7)	$54	$1,154	$1,453

The company uses cash flow prior to working capital changes as a supplemental financial measure in its evaluation of liquidity. Management believes that adjusting principally for the swings in non-cash working capital items due to seasonality or other timing issues assists management in making long-term liquidity assessments. The company also believes that this measurement is useful as a measure of liquidity or as a valuation measurement.

The company uses free cash flow as a supplemental financial measure in its evaluation of liquidity and financial strength. Management believes that adjusting principally for the swings in non-cash operating working capital items due to seasonality or other timing issues, additions to property, plant and equipment, and changes to other assets assists management in the long-term assessment of liquidity and financial strength. The company also believes that this measurement is useful as an indicator of its ability to service its debt, meet other payment obligations and make strategic investments. Readers should be aware that free cash flow does not represent residual cash flow available for discretionary expenditures.